Filed pursuant to Rule 424(b)(5)
Registration No. 333-285291

PROSPECTUS SUPPLEMENT

(To the prospectus dated February 26, 2025)

$500,000,000

HF Sinclair Corporation

5.500% Senior Notes due 2032

We are offering $500,000,000 aggregate principal amount of 5.500% Senior Notes due 2032 (the “notes”). The notes will bear interest at the rate of 5.500% per year and will mature on September 1, 2032. Interest on the notes will be payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2026.

The notes will be senior unsecured obligations of HF Sinclair Corporation and will rank equally in right of payment with all of our existing and future senior indebtedness. The notes will not be guaranteed by any of our subsidiaries. There is no sinking fund for the notes. We may redeem the notes, in whole or in part, at any time and from time to time at the applicable redemption prices set forth under “Description of Notes—Optional Redemption” in this prospectus supplement. If we experience certain change of control events, we may be required to offer to purchase the notes as described herein.

Investing in the notes involves risks. See “Risk Factors” on page S-5 and carefully read and consider the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, incorporated herein by reference.

	Per Note	Total
Public offering price (1)	99.290%	$496,450,000
Underwriting discount (2)	0.625%	$3,125,000
Proceeds, before expenses, to HF Sinclair Corporation (1)	98.665%	$493,325,000

(1)	Plus accrued interest, if any, from August 18, 2025, if settlement occurs after that date.
(2)	We refer you to “Underwriting” beginning on page S-31 of this prospectus supplement for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about August 18, 2025, in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV and Clearstream Banking, societé anonyme.

Joint Book-Running Managers

Citigroup	Scotiabank	TD Securities	Truist Securities

Barclays	BofA Securities	Citizens Capital Markets	Mizuho
MUFG	PNC Capital Markets LLC	SMBC Nikko	Wells Fargo Securities

Co-Managers

Comerica Securities	Goldman Sachs & Co. LLC

August 11, 2025

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of and other information relating to this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We have not, and the underwriters have not, authorized any other person to provide you with different information or represent anything about us, our financial results or this offering not contained in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any different or inconsistent information that others may give you. Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and certain of the documents we incorporate herein by reference contain certain “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements use words such as “anticipate,” “project,” “will,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•

the demand for and supply of feedstocks, crude oil and refined products, including uncertainty regarding the increasing societal expectations that companies address climate change and greenhouse gas emissions;

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products or lubricant and specialty products in our markets;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of crude oil, refined products or lubricant and specialty products;

•

the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, whether due to reductions in demand, accidents, unexpected leaks or spills, unscheduled shutdowns, infection in the workforce, weather events, global health events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, or political events or developments, terrorism, cyberattacks, vandalism or other catastrophes or disruptions affecting our operations, production facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing at our suppliers, customers, or third-party providers, and any potential asset impairments resulting from, or the failure to have adequate insurance coverage for or receive insurance recoveries from, such actions;

•

the effects of current and/or future governmental and environmental regulations and policies, including compliance with existing, new and changing environmental, health and safety laws and regulations, related reporting requirements and pipeline integrity programs;

•	the availability and cost of our financing;

•	the effectiveness of our capital investments and marketing strategies;

•	our efficiency in carrying out and consummating construction projects, including our ability to complete announced capital projects on time and within capital guidance;

•	our ability to timely obtain or maintain permits, including those necessary for operations or capital projects;

•

our ability to acquire complementary assets or businesses to our existing assets and businesses on acceptable terms and to integrate any existing or future acquired operations and realize the expected synergies of any such transaction on the expected timeline;

•	the possibility of vandalism or other disruptive activity, or terrorist or cyberattacks, and the consequences of any such activities or attacks;

S-ii

•

uncertainty regarding the effects and duration of global hostilities, including shipping disruptions in the Red Sea, ongoing conflicts in the Middle East, the Russia-Ukraine war and any associated military campaigns which may disrupt crude oil supplies and markets for our refined products and create instability in the financial markets that could restrict our ability to raise capital;

•

general economic conditions, including uncertainties regarding trade policies, such as the imposition or implementation of tariffs, or economic slowdowns caused by a local or national recession or other adverse economic conditions, such as periods of increased or prolonged inflation;

•	limitations on our ability to make future dividend payments or effectuate share repurchases due to market conditions and corporate, tax, regulatory and other considerations; and

•	other business, financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission (“SEC”) filings.

Cautionary statements identifying important factors that could cause actual results to differ materially from our expectations are set forth under the heading “Risk Factors” in this prospectus supplement and in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated herein by reference. All forward-looking statements included in this prospectus supplement and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

It is expected that delivery of the notes will be made against payment therefor on or about August 18, 2025, which will be the fifth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before the settlement date will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before the date of delivery should consult their own advisors.

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference. It does not contain all of the information that you should consider before investing in the notes. This prospectus supplement includes specific terms of the offering of the notes and information about our business. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents incorporated herein by reference before making an investment decision.

You should read “Risk Factors” beginning on page S-5 of this prospectus supplement as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2024, incorporated herein by reference, for more information about important factors that you should consider before making an investment decision. References in this prospectus supplement to “HF Sinclair,” “we,” “our,” “us” or similar terms refer either to HF Sinclair Corporation or to HF Sinclair Corporation and its subsidiaries collectively, as the context requires.

The Company

We are an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and lubricants and specialty products. We own and operate refineries located in Kansas, Oklahoma, New Mexico, Wyoming, Washington and Utah. We provide petroleum product and crude oil transportation, terminalling, storage and throughput services to our refineries and the petroleum industry. We market our refined products principally in the Southwest United States, the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states, and we supply high-quality fuels to more than 1,700 branded stations and license the use of the Sinclair brand to more than 300 additional locations throughout the country. We produce renewable diesel at two of our facilities in Wyoming and our facility in New Mexico. In addition, our subsidiaries produce and market base oils and other specialized lubricants in the United States, Canada and the Netherlands, and export products to more than 80 countries. Our principal corporate offices are located at 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219 and our telephone number is (214) 871-3555.

Recent Developments

Tender Offer

Concurrently with the launch of this offering, we commenced an offer to purchase (the “Tender Offer”) for cash any and all of our outstanding 5.875% Senior Notes due 2026 (the “2026 Notes”) and 6.375% Senior Notes due 2027 (the “2027 Notes” and, together with the 2026 Notes, the “Subject Notes”). As of June 30, 2025, there was $153,585,000 principal amount of the 2026 Notes outstanding and $249,875,000 principal amount of the 2027 Notes outstanding.

The Tender Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 11, 2025 (as may be amended or supplemented from time to time, the “Offer to Purchase”). The Tender Offer consideration for each $1,000 principal amount of the Subject Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Offer to Purchase by reference to the yield based on the bid-side price of specified U.S. Treasury securities as quoted on August 15, 2025. The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on August 15, 2025, subject to our right to extend the Tender Offer. We may amend, extend or terminate the Tender Offer in our sole discretion pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

This offering is not contingent on the consummation of the Tender Offer or upon any minimum amount of Subject Notes being tendered. The Tender Offer is subject to the satisfaction of certain conditions, which may be waived and changed, including, but not limited to, the completion of this offering. Nothing contained in this prospectus supplement should be construed as an offer to purchase the Subject Notes. The Tender Offer is being made only to the recipients of the Offer to Purchase, upon the terms and subject to the conditions set forth therein. Citigroup Global Markets Inc., one of the underwriters of this offering, is acting as a dealer manager in connection with the Tender Offer for which it will receive customary fees.

Following the closing of this offering and the completion of the Tender Offer, we may, but are not obligated to, redeem all Subject Notes not purchased in the Tender Offer at the contractual redemption prices, or otherwise repurchase, discharge or defease of the Subject Notes as we deem appropriate. This prospectus supplement does not constitute a notice of redemption or an obligation to issue a notice of redemption.

We intend to use a portion of the net proceeds from this offering to fund the Tender Offer and, if the Company deems it appropriate, the redemption, repurchase, discharge or defeasance of any Subject Notes not purchased in the Tender Offer.

The Offering

The summary below describes the principal terms of the notes offered hereby. Certain of the terms described below are subject to important limitations and exceptions. You should read the full text and more specific details contained elsewhere in this prospectus supplement under the heading “Description of Notes” and in the accompanying prospectus under the heading “Description of Debt Securities.” The description of the terms of the notes contained in this prospectus supplement under “Description of Notes” supplements, and to the extent inconsistent therewith replaces, the description set forth under “Description of Debt Securities” in the accompanying prospectus.

Issuer	HF Sinclair Corporation.

Securities Offered	$500,000,000 aggregate principal amount of 5.500% Senior Notes due 2032.

Maturity	The notes will mature on September 1, 2032.

Interest	The notes will accrue interest at the rate of 5.500% per year. Interest will be payable on the notes on March 1 and September 1 of each year, commencing March 1, 2026. Interest on the notes will accrue from August 18, 2025.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness. The notes will not be guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all of our existing and future secured indebtedness or other secured liabilities to the extent of the value of the assets securing such indebtedness or other liabilities, and will be structurally junior to all debt and other obligations of our subsidiaries to the extent of the value of the assets of the subsidiaries.

Optional Redemption	Prior to July 1, 2032 (the “Par Call Date”), we may redeem the notes, in whole or in part, at any time and from time to time at the redemption prices described under “Description of Notes—Optional Redemption.”

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Covenants

The indenture, as supplemented, under which the notes will be issued will limit, subject to the exceptions described under “Description of Notes—Certain Covenants,” our ability to (1) place liens on our principal properties securing our other indebtedness, without securing the notes equally and ratably with such other indebtedness, and (2) engage in certain sale/leaseback transactions. The indenture will also include requirements that must be met if we consolidate with or merge into, or transfer or dispose of all or substantially all of our assets to, another entity. See “Description of Notes—Certain Covenants—Consolidation, Merger and Sale.”

Change of Control Offer	If a change of control triggering event occurs with respect to the notes as set forth under “Description of Notes—Change of Control Triggering Event” in this prospectus supplement, then we may be required to give the holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $491 million, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds from this offering to fund the Tender Offer and, if the Company deems it appropriate, the redemption, repurchase, discharge or defeasance of any Subject Notes not purchased in the Tender Offer, and the remainder for general corporate purposes, which may include capital expenditures. See “Use of Proceeds” and “—Recent Developments—Tender Offer.”

Listing	We do not intend to apply to list the notes on any securities exchange or for quotation of the notes on any automated quotation system.

Governing Law	The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Paying Agent, and Security Registrar	Computershare Trust Company, N.A.

Risk Factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes.

RISK FACTORS

An investment in our notes involves risks. Before you invest in the notes offered hereby, you should carefully consider those risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated herein by reference, together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate herein by reference in evaluating an investment in the notes. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements,” included elsewhere in this prospectus supplement. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in the foregoing documents and the other information included in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. If any of these risks occur, our business, financial condition or results of operations could be adversely affected.

Risks Related to the Notes

The notes will be unsecured and therefore will be effectively subordinated to any secured debt we have or may incur in the future.

The notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.

The notes will be structurally junior to certain of our and our subsidiaries’ existing and future debt and other liabilities.

The notes will be our senior unsecured obligations and will rank pari passu in right of payment with all of our other existing and future senior debt. In addition, we are a holding company and conduct substantially all of our operations through subsidiaries, and the notes will be structurally junior to all obligations of such subsidiaries to the extent of the value of the assets of the subsidiaries. As of June 30, 2025, after giving effect to the issuance of the notes (but before giving effect to the Tender Offer), we would have had approximately $3.2 billion aggregate principal amount of indebtedness outstanding, of which $76.25 million would have been structurally senior to the notes. None of our subsidiaries will guarantee the notes, and our subsidiaries will have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments.

In addition to the various potential limitations on our ability to receive payments from our subsidiaries discussed below, any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and the consequent right of the holders of the notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be effectively junior to any secured indebtedness and other secured liabilities of such subsidiary to the extent of the value of the assets securing such indebtedness and other liabilities.

Our holding company structure creates a dependence on the earnings of our subsidiaries and may impair our ability to repay the notes.

We are a holding company whose assets consist of direct and indirect ownership interests in, and substantially all of whose business is conducted through, its subsidiaries. Consequently, our ability to repay our debt, including the notes, depends on the earnings of our subsidiaries, as well as our ability to receive funds from such subsidiaries through dividends, repayment of intercompany notes or other payments. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the terms of agreements governing our subsidiaries.

We and our subsidiaries may still be able to incur substantially more debt, and this could further exacerbate the risks described in this prospectus supplement.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. We will not be restricted under the terms of the notes or the indenture pursuant to which the notes are to be issued from incurring additional indebtedness, including secured debt, except for certain indebtedness secured by liens related to our principal properties. In addition, the notes will not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize, incur additional debt, and to take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, result in a loss in the market value of the notes and create a risk that the credit rating of the notes may be lowered or withdrawn. In addition, our ability to repurchase shares of our common stock will not be restricted by the terms of the notes.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A default under the indenture pursuant to which the notes will be issued could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness was to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes will have only limited covenant protection.

Except for limitations on liens and sale and leaseback transactions, the indenture will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a change of control involving us, except as provided under “Description of Notes—Change of Control Triggering Event” in this prospectus supplement.

We may not be able to repurchase the notes upon a change of control triggering event.

If a change of control triggering event occurs with respect to the notes, then we may be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, if any. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control triggering event. Our failure to repurchase the notes upon a change of control triggering event would cause a default under the indenture governing such notes and could lead to a cross default under our credit facility and other indebtedness.

The notes currently have no established trading or other public market.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on any automated quotation system. We cannot assure you that any market for the notes will develop, or if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the price and liquidity of the notes could be adversely affected, and you may be unable to sell your notes at a price that you deem sufficient or at all. The liquidity of any market for the notes will depend on the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in these notes and other factors. An active or liquid market may never develop for the notes. In addition, the market value of the notes may fluctuate with changes in prevailing interest rates, market perceptions of the risks associated with the notes, supply and other market conditions. Consequently, any sale of notes by holders thereof in any secondary market which may occur may be at a discount to the original purchase price of such notes.

Changes in our credit ratings or the debt markets may adversely affect your investment in the notes.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. These ratings, which are based on current information furnished to the rating agencies by us and obtained from other sources, are subject to revision or withdrawal at any time by the rating agencies. Therefore, we may not be able to maintain these credit ratings. Actual or anticipated changes in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the value and liquidity of the notes. Ratings are not recommendations to purchase, hold or sell the notes, in as much as a rating does not comment as to market price or suitability for a particular investor. Our credit ratings may not reflect all risks of an investment in the notes.

In addition, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Monetary policies and actions of the U.S. Federal Reserve and other central banks have had the effect of raising interest rates for borrowers in the past (including, in the case of the U.S. Federal Reserve, actions and policies designed to raise the federal funds rate). In the past, there have been significant disruptions in the global economy, including supply chain disruptions, volatile credit and capital market conditions. Fluctuations in these factors or a worsening of market conditions could have an adverse effect on the price of the notes.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $491 million from this offering, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds from this offering to fund the Tender Offer and, if the Company deems it appropriate, the redemption, repurchase, discharge or defeasance of any Subject Notes not purchased in the Tender Offer, and the remainder for general corporate purposes, which may include capital expenditures. See “—Recent Developments—Tender Offer.” This prospectus supplement does not constitute a notice of redemption or an obligation to issue a notice of redemption.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025:

•	on an actual basis; and

•	as adjusted to give effect to the sale of the notes offered hereby and the use of proceeds therefrom as described in “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements (including the accompanying notes) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Item 2 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, which is incorporated herein by reference.

	As of June 30, 2025
	Actual	As Adjusted(1)
	(In thousands, unaudited)
Cash and cash equivalents	$874,000	$958,000
Debt(2):
HF Sinclair Revolving Credit Facility(3)	—	—
5.875% senior notes due 2026	153,585	—
6.375% senior notes due 2027	249,875	—
5.000% senior notes due 2028(4)	500,000	500,000
4.500% senior notes due 2030(5)	400,000	400,000
5.750% senior notes due 2031	650,000	650,000
6.250% senior notes due 2035	750,000	750,000
5.500% senior notes due 2032 offered hereby	—	500,000
Total debt	2,703,460	2,800,000
Total equity	9,348,000	9,348,000

Total capitalization	$12,051,460	$12,148,000

(1)

Assumes full participation in the Tender Offer by the holders of the Subject Notes. Should the Company deem it appropriate, it may redeem, repurchase, discharge or defease any Subject Notes not purchased in the Tender Offer, as described in “Use of Proceeds.”

(2)	Exclusive of $27.0 million of unamortized debt issuance costs.
(3)	As of June 30, 2025, we had commitments available to be borrowed under HF Sinclair’s revolving credit facility of $2.0 billion.
(4)	Inclusive of $1.0 million of notes issued by Holly Energy Partners, L.P. (“HEP”).
(5)	Inclusive of $75.0 million of notes issued by HollyFrontier Corporation.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the “debt securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the accompanying prospectus, to which we refer you.

In this “Description of Notes” section, when we refer to the “Issuer,” the “Company,” “HF Sinclair,” “we,” “our,” or “us,” we refer to HF Sinclair Corporation and any successor obligor and not to any of its subsidiaries.

General

We will issue the notes under an indenture (the “base indenture”), dated as of April 27, 2022, between us and Computershare Trust Company, N.A., as trustee, and a supplemental indenture thereto with respect to the notes to be dated as of the issue date of the notes (the base indenture, as supplemented and amended by such supplemental indenture, the “indenture”). The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. We have issued other series of debt securities under the base indenture, and following the issuance of the notes offered hereby, debt securities may be issued thereunder from time to time in one or more additional series. We may issue an unlimited principal amount of additional notes in the future without the consent of any holder of the notes; provided that if the additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Principal, Interest and Maturity

The notes will constitute a separate series of debt securities under the indenture, initially limited to $500,000,000 aggregate principal amount of notes, which will mature on September 1, 2032.

The notes will bear interest at the rate of 5.500% per annum, from August 18, 2025. Interest on the notes will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2026, to the persons in whose names such notes are registered at the close of business on the February 15 or August 15 prior to such interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or maturity date of any note falls on a day that is not a business day, then payment of principal, premium, if any, or interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

The notes will not be entitled to the benefit of any sinking fund.

Ranking

The notes will be unsecured, rank equally in right of payment with all the existing and future unsubordinated debt of HF Sinclair, be senior to any future subordinated debt of HF Sinclair, be effectively subordinated to any existing and future secured debt and other secured liabilities of HF Sinclair to the extent of the value of the assets securing such indebtedness or other liabilities and be structurally junior to all existing and future debt and other liabilities of our subsidiaries.

Form and Denomination

We will issue the notes only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented initially by one or more global notes, as described below under “—Book-Entry System, Form and Delivery.”

Optional Redemption

Prior to July 1, 2032 (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. The redemption is subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or before the date of redemption.

“Treasury Rate” means, with respect to any redemption date for the notes, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to such Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places. We will, prior to the redemption date, file with the trustee an Officers’ Certificate setting forth the Treasury Rate. The trustee shall have no duty to verify our calculation of the Treasury Rate.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

We will mail (or send electronically, if The Depository Trust Company (“DTC”) is the recipient) a notice of redemption at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select the notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or if the notes are not so listed, then on a pro rata basis (or, in the case of notes in global form, the notes will be selected for redemption using the method prescribed by DTC).

Any such redemption may, at our discretion, be conditioned upon the closing of another transaction, including a sale of securities or other financing, in each case as specified in the notice in reasonable detail. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred on or before the redemption date or have been waived by us on or before the redemption date. The Company will provide notice of the satisfaction of all conditions as soon as practicable following occurrence of the conditions. We shall provide written notice of the delay of such date of redemption or the rescission of such notice of redemption to the trustee no later than 10:00 a.m. New York City time (subject to DTC procedures) on the date of redemption. Upon receipt of such notice of the delay of such date of redemption or the rescission of such notice of redemption, such date of redemption shall be automatically delayed or such notice of redemption shall be automatically rescinded, as applicable, and the redemption of the notes to be redeemed shall be automatically delayed or rescinded and cancelled, as applicable, as provided in such notice.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the notes, each holder will have the right, except as described below, to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control Triggering Event with respect to the notes, unless we have previously or concurrently exercised our right to redeem all of such notes as described under “—Optional Redemption,” we will send a notice (the “Change of Control Offer”) to each holder, with a copy to the trustee, stating:

(1) that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “Change of Control Payment Date”); and

(3) the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes (in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer and not properly withdrawn;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes accepted for payment; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

Notwithstanding the foregoing, we will not be required to make a Change of Control Offer upon a Change of Control Triggering Event with respect to the notes if (1) a third party makes such Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer, (2) notice of redemption with respect to such notes has been given pursuant to the indenture as described above under “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, we have made an offer to purchase (an “Alternate Offer”) any and all such notes validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all such notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations in the indenture by virtue of our compliance with such securities laws or regulations.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer or an Alternate Offer, and we, or any third party making a Change of Control Offer in lieu of us as described above, purchase all of such notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all such notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of a person. As a result, it may be unclear as to whether a Change of Control Triggering Event has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified or terminated with the consent of the holders of a majority of the principal amount of such notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes), whether before or after the occurrence of such Change of Control Triggering Event.

Certain Covenants

The indenture will contain covenants limiting certain liens and sale/leaseback transactions and certain consolidations, mergers and asset sales described below. These descriptions that follow replace those contained in the accompanying prospectus under the headings “Description of Debt Securities—Limitations on Liens,” “—Limitations on Sale/Leaseback Transactions” and “—Consolidation, Merger and Sale.” Certain defined terms used in these descriptions are defined under “—Related Definitions” below.

Limitations on Liens

So long as any notes are outstanding, neither we nor any of our Principal Domestic Subsidiaries will create or assume any liens upon any Principal Property or Capital Stock of any of our Principal Domestic Subsidiaries to secure any indebtedness for money borrowed, unless the notes, together with any other debt securities we may issue under the indenture (and, if we so determine, any other indebtedness ranking equally with the notes) are secured equally and ratably with or prior to the indebtedness secured by the lien, for so long as such indebtedness is secured.

However, this covenant excludes the following liens (“Permitted Liens”):

•

subject to certain limitations, any lien created to secure all or part of the purchase price of any property or to secure a loan made to finance the acquisition of the property described in such lien, or refinancings thereof within 24 months of such acquisition;

•

subject to certain limitations, any lien existing on any property at the time of the acquisition thereof or any lien created on property acquired, constructed or improved by us not later than 24 months thereafter;

•

subject to certain limitations, any lien created in connection with the operation or use of any property acquired or constructed by us and created not later than 12 months after the acquisition or completion of such construction or commencement of full operations on the property, whichever is later;

•

subject to certain limitations, any lien existing on any property or stock or other equity interests of an entity at the time it is acquired by us or any Subsidiary, whether through merger, consolidation, purchase of assets or otherwise;

•

any mechanic’s or materialmen’s lien or any lien related to workmen’s compensation or other insurance, good faith deposits in connection with tenders or leases of real estate, bids or contracts, deposits to secure public or statutory obligations, deposits to secure or in lieu of surety, stay or appeal bonds and deposits as security for the payment of taxes or assessments or other similar charges, and liens arising in connection with statutory or contractual set-off provisions granted or arising in the ordinary course of business;

•	any lien arising by reason of deposits with or the giving of any form of security to any governmental agency, including for taxes and other governmental charges;

•	liens for taxes or governmental charges which are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP;

•

liens due to zoning, planning and environmental laws and ordinances and governmental regulations; minor defects or irregularities in or encumbrances on the titles to properties which in the aggregate do not materially impair the use of our property; easements, exceptions or reservations in any of our property granted or reserved for the purpose of pipelines, roads, telecommunication equipment and cable, streets, alleys, highways, railroad purposes, the removal of oil, gas, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, facilities and equipment, which do not materially impair the use of our property, or materially detract from the value of the property subject thereto;

•

liens securing any obligation incurred in connection with the rendering of a final judgment or award, the execution of which has been stayed or which has been appealed and secured, and are being contested in good faith;

•	liens on the property of any Subsidiary to secure obligations of such Subsidiary to us or to another Subsidiary;

•	any lien on current assets created to secure indebtedness and letter of credit reimbursement obligations incurred in connection with the extension of working capital financing;

•	with respect to the notes, any lien existing on the date of the first issuance of such notes;

•

liens incurred in connection with the borrowing of funds, if such funds are used within 120 days to repay indebtedness of at least an equal principal amount secured by other liens on our property having a fair market value at least equal to the fair market value of the property securing the new lien;

•

liens securing industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America, or any State, or any department, agency, instrumentality or political subdivision of either; or

•	subject to certain limitations, the renewal, refunding or extension of maturity of certain liens described above.

Notwithstanding the preceding, we and any of our Principal Domestic Subsidiaries may create or assume any lien upon any Principal Property or Capital Stock of any of our Principal Domestic Subsidiaries to secure any indebtedness for money borrowed (other than debt securities issued under the indenture), which lien is not already excepted from this covenant as a Permitted Lien, without securing the notes or any other series of debt securities then outstanding, provided that the aggregate principal amount of all such indebtedness then outstanding secured by such lien and all other similar liens other than Permitted Liens, together with all Attributable Indebtedness then outstanding from sale/leaseback transactions, excluding sale/leaseback transactions permitted in the second paragraph under “—Limitations on Sale/Leaseback Transactions” below or clause (a) of the third paragraph thereof, does not exceed 15% of our Consolidated Adjusted Net Assets determined at the time of incurrence.

Limitations on Sale/Leaseback Transactions

The indenture will also provide that, for so long as any notes are outstanding, neither we nor our Principal Domestic Subsidiaries will enter into any sale/leaseback transactions with respect to any Principal Property, providing for the leasing back to us or a Principal Domestic Subsidiary by a third party for a period of more than three years of such Principal Property which has been or is to be sold or transferred by us or such Principal Domestic Subsidiary to such third party or to any other person.

This covenant has exceptions that permit transactions of this nature under the following circumstances:

•

we would be entitled, pursuant to the “Limitations on Liens” covenant described above, to incur indebtedness secured by a lien on the property to be leased, without equally and ratably securing the notes and any other series of debt securities then outstanding; or

•	we, within 12 months after the effective date of such sale/leaseback transaction, apply an amount equal to the Attributable Indebtedness from such transaction:

•	to the voluntary retirement of Funded Debt, subject to certain limitations, or

•	to the direct or indirect acquisition, construction, improvement or expansion of another Principal Property, including through acquisition of a Principal Domestic Subsidiary.

Notwithstanding the preceding, we may, and may permit any of our Principal Domestic Subsidiaries to, enter into any sale/leaseback transaction that is not excepted above, (a) with any of Holly Logistic Services, L.L.C., HEP and their respective subsidiaries without any limitations or (b) provided that the Attributable Indebtedness from such sale/leaseback transaction, together with the aggregate principal amount of then outstanding indebtedness (other than debt securities issued under the indenture) secured by liens (other than Permitted Liens) upon Principal Properties, does not exceed 15% of our Consolidated Adjusted Net Assets determined at the time of such transaction.

Related Definitions

Certain terms used in this Description of Notes have the following meanings:

“Attributable Indebtedness,” when used with respect to any sale/leaseback transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights during the remaining term of the lease included in such sale/leaseback transaction including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning. For purposes of this definition, a Person shall not be deemed to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Capital Stock” of any person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Change of Control” means:

(1) any transaction as a result of which any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of HF Sinclair (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of HF Sinclair held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of HF Sinclair and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(3) the adoption by the shareholders of HF Sinclair of a plan or proposal for the liquidation or dissolution of HF Sinclair.

Notwithstanding the preceding, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by us solely for the purpose of changing our legal structure. In addition, notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (1) above if (i) we become a direct or indirect wholly owned Subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the our Voting Stock immediately prior to that transaction, or (B) (1) immediately following that transaction, the holders of our Voting Stock immediately prior to that transaction are the Beneficial Owners, directly or indirectly, of more than 50% of the Voting Stock of such holding company and (2) immediately following that transaction, no Person becomes the Beneficial Owner of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the notes, the occurrence of both a Change of Control and a Rating Decline with respect to such notes.

“Consolidated Adjusted Net Assets” means the total amount of assets of us and our Subsidiaries, less (i) all current liabilities (excluding the amount of those liabilities that are by their terms extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and (ii) total prepaid expenses and deferred charges, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of us and our Subsidiaries, for the most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Funded Debt” means generally any indebtedness of us or our Subsidiaries which would be classified as long-term debt or finance lease obligations, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

“Investment Grade Rating” means a rating of “Baa3” or higher by Moody’s or “BBB-” by S&P or higher, or the equivalent by any successor Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two of its officers.

“Principal Domestic Subsidiary” means any Subsidiary (i) that has substantially all its assets in the United States and (ii) that owns a Principal Property.

“Principal Property” means any of our or our Subsidiaries’ refineries in the United States, but not including (1) any refinery that in our opinion is not material to our and our Subsidiaries’ total business conducted as an entirety, (2) any portion of a particular property that is similarly found not to be material to the use or operation of such property or (3) any transportation or marketing facilities or assets.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, shall be selected by us and substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” shall be deemed to have occurred in relation to the notes if, on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, such notes), each of the Rating Agencies decreases its rating of such notes by one or more gradations (including gradations within categories as well as between rating categories) to a rating that is below its rating of such notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies. Notwithstanding the foregoing, if such notes have an Investment Grade Rating by each of the Rating Agencies on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Ratings Agencies, then “Rating Decline” means a decrease in the ratings of such notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of such notes by each of the Rating Agencies falls below an Investment Grade Rating no later than 30 days following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, such notes).

“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

“Subsidiary” means (1) any entity of which at the time of determination we and/or one or more of our Subsidiaries owns or controls directly or indirectly more than 50% of the shares of Voting Stock, (2) any general partnership, joint venture or similar entity, of which at the time of determination we and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the outstanding partnership or similar interests and (3) any limited partnership (i) of which we or any one of our Subsidiaries is a general partner and (ii) which is consolidated with us for financial reporting purposes; provided that Holly Logistic Services, L.L.C. and HEP and their respective subsidiaries, for so long as HEP is not wholly owned, directly or indirectly, by us, in each case shall be deemed not to be Subsidiaries of us.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s board of directors.

“wholly owned” means, when used with reference to an entity, an entity of which all of the outstanding capital stock (except for qualifying shares) or partnership or similar interests, as applicable, is owned by us or by one or more of our wholly owned Subsidiaries.

Consolidation, Merger and Sale

The indenture will provide that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

•	we are the continuing corporation;

•

we are not the continuing corporation, but the successor is a corporation, partnership or trust organized and existing under the laws of any U.S. jurisdiction and assumes all of our obligations under the indenture and the debt securities; and

•	in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing under the indenture.

Book-Entry System, Form and Delivery

We have obtained the information in this section concerning DTC, Clearstream Banking S.A., Luxembourg (“Clearstream”) and Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the U.S. through DTC, or in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement or the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

The Depository Trust Company

DTC will act as securities depositary for the notes. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Book-Entry Format; Clearance and Settlement Procedures

Under the book-entry format, the paying agent will make all payments on the notes to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee nor any paying agent will have any direct responsibility or liability for the payment of principal, premium, if any, or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. In addition, we and the trustee have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant U.S. tax laws and regulations. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

Transfers Within and Among Book-Entry Systems

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC, or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an Event of Default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

The Trustee

The trustee under the indenture will be Computershare Trust Company, N.A. We will appoint the trustee as the paying agent and security registrar with respect to the notes. The indenture will permit the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. The trustee and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date of this prospectus supplement, and all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the U.S. federal income tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash to investors other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate and gift tax consequences), or the tax consequences arising under the laws of any non-U.S., state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax consequences that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. holders who hold the notes through non-U.S. brokers or other non-U.S. intermediaries;

•	persons holding the notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	banks or other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	persons holding the notes through individual retirement accounts and other tax-deferred accounts;

•

persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an “applicable financial statement” (within the meaning of Section 451(b) of the Code);

•	partnerships and other entities treated as pass-through entities for U.S. federal income tax purposes and holders of interests therein; and

•	holders who both purchase the notes in this offering and own any Subject Notes that are repaid with proceeds from this offering.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships considering an investment in the notes, and partners therein, should consult their own tax advisors about the particular U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE TAX ADVICE TO ANY PARTICULAR INVESTOR. PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

In certain circumstances, we may elect or be obligated to redeem or repurchase the notes prior to maturity and/or to pay amounts in excess of the stated interest or principal on the notes, including as described under “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Triggering Event.” In the event that any of these contingencies occur, it would affect the amount and timing of income recognized by you. Furthermore, these contingencies may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of such contingencies as causing the notes to be treated as contingent payment debt instruments. Our position is binding on you unless you disclose your contrary position in the manner required by applicable U.S. Treasury regulations. However, our position is not binding on the IRS, and it is possible that the IRS may take a different position, in which case, if the IRS’s position is sustained, you might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain recognized on a taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

The following summary will apply to you if you are a U.S. holder of a note. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Stated Interest on the Notes

Stated interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

You generally will recognize gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note in an amount equal to the difference, if any, between the amount realized on such disposition and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will not be included in the “amount realized” but will instead be treated in the same manner as described above in “—Tax Consequences to U.S. Holders—Stated Interest on the Notes.” Your adjusted tax basis in the note will generally equal the amount you paid for the note. Any gain or loss will be capital gain or loss and long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and residents, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. You should consult your tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, the notes held by you, and backup withholding generally will apply to such payments unless you provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Tax Consequences to Non-U.S. Holders

The following summary will apply to you if you are a non-U.S. holder of a note. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Notes

Subject to the discussion below of backup withholding and FATCA (as defined below) withholding, payments to you of interest on the notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your non-U.S. status, as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•

you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your non-U.S. status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to non-U.S. partnerships, estates and trusts, and in certain circumstances certifications as to the non-U.S. status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or other applicable form or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable income tax treaty, or (ii) the payments of such interest are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, you maintain a permanent establishment or fixed base in the United States to which such interest is attributable) and you meet the certification requirements described below. (See “—Tax Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a U.S. Trade or Business.”)

The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for an exemption or reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Disposition of the Notes

Subject to the discussion below of backup withholding, you generally will not be subject to U.S. federal income tax on any gain recognized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business; or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described below under “—Tax Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to a U.S. federal income tax at a 30% rate (or a lower applicable income tax treaty rate) on the gain derived from the sale or other taxable disposition of a note, which may be offset by certain U.S. source capital losses. To the extent that any portion of the amount recognized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be treated in the same manner as described above in “—Tax Consequences to Non-U.S. Holders—Interest on the Notes.”

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. Effectively connected interest income that is subject to U.S. federal income tax will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business, subject to adjustments, may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of an applicable specific treaty or agreement.

Backup withholding generally will not apply to payments to you of interest on a note if the certification described in “—Tax Consequences to Non-U.S. Holders—Interest on the Notes” is duly provided or you otherwise establish an exemption.

Payment of the proceeds from the sale or other taxable disposition (including a redemption, exchange or retirement) of a note effected by the U.S. office of a U.S. or non-U.S. broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your non-U.S. status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable form or successor form) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the disposition of a note effected outside the United States by a non-U.S. office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on “withholdable payments” (as defined in the Code), including payments of interest on the notes if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S.

account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, proposed U.S. Treasury regulations provide that such payments of gross proceeds (other than amounts treated as interest) do not constitute withholdable payments. Taxpayers generally may rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. You should consult your tax advisor regarding the effects of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to the foregoing provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clause (i) or (ii) (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA and regulations promulgated under ERISA by the U.S. Department of Labor) (each of the foregoing described in clauses (i), (ii) or (iii), collectively, a “Plan”).

This summary is based on the provisions of ERISA or the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation with respect to the assets of such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes with a portion of the assets of any Plan, a Plan fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and consult with its counsel in order to determine the suitability of the notes for such Plan, including whether the acquisition and holding of a note is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan and the need for, and the availability, if necessary, of any exemptive relief under any such laws or regulations, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether in the future there may be no market in which to sell or otherwise dispose of the notes; and

•

whether the acquisition or holding of the notes will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below).

Each ERISA Plan should consider the fact that none of the issuer, the underwriters, and their respective affiliates (collectively, the “Transaction Parties”) is acting, or will act, as a fiduciary to any ERISA Plan with respect to the decision to purchase or hold the notes. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase or hold the notes. All communications, correspondence and materials from the Transaction Parties with respect to the notes are intended to be general in nature and are not directed at any specific purchaser of the notes, and do not constitute advice regarding the advisability of investment in the notes for any specific purchaser. The decision to purchase and hold the notes must be made solely by each prospective ERISA Plan purchaser on an arm’s length basis.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless a statutory or administrative exemption is applicable to the transaction. Such “prohibited transactions” include, without limitation, (1) a direct or indirect extension of credit to a party in interest or to a disqualified person, (2) the sale or exchange of any property between an ERISA Plan and a party in interest or a disqualified person, or (3) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any plan assets. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which any Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 75-1 respecting specified transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks, PTCE 84-14, as amended, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions that may relate to an investment in the notes, provided that neither the issuer of the notes nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. Therefore, the fiduciary of a Plan that is considering acquiring and/or holding the notes in reliance on any of these, or any other, PTCEs should carefully review the conditions and limitations of the PTCE and consult with its counsel to confirm that it is applicable. There can be no assurance that any of the above-described exemptions or any other exemption will apply to an otherwise prohibited transaction involving an ERISA Plan’s investment in the notes, or that all of the conditions of any such exemptions or any other exemption will be satisfied.

Similar Laws governing the investment and management of the assets of governmental plans, certain church plans and non-U.S. plans which are not subject to ERISA and the Code may contain fiduciary responsibility and prohibited transaction requirements similar to those under Title I of ERISA and Section 4975 of the Code.

Accordingly, fiduciaries of such Plans, in consultation with their counsel, should consider the impact of Similar Laws on investments in the notes and the considerations discussed above, to the extent applicable.

Because of the foregoing, the notes (including any interest in a note) should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note (including any interest in a note), each purchaser and subsequent transferee will be deemed to have represented and warranted that (a) either (i) such purchaser or transferee is not acquiring or holding the notes for or on behalf of, and no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase, holding and subsequent disposition of the notes by such purchaser or subsequent transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws, and (b) if the purchaser or transferee is a Plan, none of the Transaction Parties has acted as the Plan’s fiduciary, or has been relied upon for any advice, with respect to the Plan’s decision to acquire a note (including any interest in a note) and none of the Transaction Parties will at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer a note (including any interest in a note) (unless, solely with respect to an acquisition in which an affiliate of a Transaction Party acts as a fiduciary to the purchaser, a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited).

The foregoing discussion is general in nature and is not intended to be all inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes. Purchasers of the notes (including any interest in a note) have the exclusive responsibility for ensuring that their acquisition and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The provision of this prospectus supplement and the sale of the notes (including any interest in a note) to a Plan is in no respect a representation by any of the Transaction Parties that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such investment is appropriate or advisable for Plans generally or any particular Plan. Any Plan investing in the notes (or interests therein) should consult and rely on its own counsel and advisers as to whether an investment in the notes is suitable for such Plan.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters, for whom Citigroup Global Markets Inc., Scotia Capital (USA) Inc., TD Securities (USA) LLC and Truist Securities, Inc. are acting as representatives, have severally (and not jointly) agreed to purchase from us, the principal amount of the notes appearing opposite their respective names below.

Underwriters	Principal Amount of the Notes
Citigroup Global Markets Inc.	$62,500,000
Scotia Capital (USA) Inc.	55,000,000
TD Securities (USA) LLC	55,000,000
Truist Securities, Inc.	55,000,000
Barclays Capital Inc.	30,000,000
BofA Securities, Inc.	30,000,000
Citizens JMP Securities, LLC	30,000,000
Mizuho Securities USA LLC	30,000,000
MUFG Securities Americas Inc.	30,000,000
PNC Capital Markets LLC	30,000,000
SMBC Nikko Securities America, Inc.	30,000,000
Wells Fargo Securities, LLC	30,000,000
Comerica Securities, Inc.	16,250,000
Goldman Sachs & Co. LLC	16,250,000

Total	$500,000,000

The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The underwriters are obligated, severally and not jointly, to purchase all of the notes if they purchase any of the notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, under certain limited circumstances, the underwriting agreement may be terminated.

Underwriting Discounts and Expenses

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not to exceed 0.375% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may re-allow, a selling concession not to exceed 0.225% of the principal amount of the notes. After the initial offering of the notes to the public, the underwriters may change the public offering price and the other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes.

	Paid by HF Sinclair
	Per Note	Total
5.500% Senior Notes due 2032	0.625%	$3,125,000

We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $2.1 million. We have also agreed to reimburse the underwriters for certain expenses.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about August 18, 2025, which will be the fifth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before the settlement date will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before the date of delivery should consult their own advisors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of notes in excess of the amount of notes to be purchased by the underwriters in the offering, which creates a short position. Stabilizing transactions consist of bids for or purchases of notes in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when it repurchases notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making activities at any time in their sole discretion. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of such notes may be adversely affected.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which activities may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees. In addition, Citigroup Global Markets Inc. is acting as a dealer manager with respect to the Tender Offer.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a “retail client” as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “EU MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “EU Insurance Distribution Directive”), where that customer would not qualify as a “professional client” as defined in point (10) of Article 4(1) of EU MiFID II; or (iii) not a “qualified investor” as defined in Article 2(e) of Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

In the EEA, this prospectus supplement and the accompanying prospectus are only directed at non-retail investors (being persons who are not retail investors as defined above) and any investment or investment activity to which this prospectus supplement or the accompanying prospectus relates is available only to, and will be engaged in only with, non-retail investors. Any person in the EEA who is a retail investor should not act or rely on this prospectus supplement or the accompanying prospectus or their contents. Each person in the EEA who purchases or subscribes for any of the notes will be deemed to have represented and warranted that they are a non-retail investor.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the EU Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the EU Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a “retail client”, as defined in point (8) of Article 2 of Regulation (EU) No. 2017/565 as it forms part of retained EU law by virtue of the European Union (Withdrawal) Act 2018 (as amended, and together with any statutory instruments made in exercise of the powers conferred by such Act, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”), and any rules or regulations made under the FSMA to implement the EU Insurance Distribution Directive, where that customer would not qualify as a “professional client”, as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of retained EU law by virtue of the EUWA; or (iii) not a “qualified investor” as defined in Article 2(e) of the EU Prospectus Regulation as it forms part of retained EU law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by the EU PRIIPs Regulation as it forms part of retained EU law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

In addition, in the UK, this prospectus supplement and the accompanying prospectus are only directed at non-retail investors (being persons who are not retail investors as defined in the section titled “United Kingdom” above) who are also: (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) high net worth bodies corporate, unincorporated associations, partnerships and trustees of high value trusts as described in Article 49(2)(a) to (c) of the Financial Promotion Order, or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).

In the UK, any investment or investment activity to which this prospectus supplement or the accompanying prospectus relates is available only to relevant persons and will be engaged in only with relevant persons. Any person in the UK who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or their contents. Each person in the UK who purchases or subscribes for any of the notes will be deemed to have represented and warranted that they are a relevant person.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended, the “FIEA”), and the Underwriters will not offer or sell any of the notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

The notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of

Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in Korea

The notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The notes have not been listed on any securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including, but not limited to, requirements under the FETL) in connection with the purchase of the notes. By the purchase of the notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the notes pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Switzerland

The offering of the notes in Switzerland is exempt from requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because such offering is made to professional clients within the meaning of the FinSA only and the notes will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus supplement does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the notes.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase of any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

•

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

•

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

•

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

•	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

•	such action does not require any document to be lodged with ASIC or the ASX.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is for distribution only to persons who (a) are outside the Dubai International Financial Centre, (b) are Professional Clients (as such term is defined under Rule 2.3.4 of the Conduct of Business Module of the DFSA), or (c) are persons to whom an invitation or inducement to: (a) enter into an agreement in relation to the provision of a financial services or (b) exercise any rights conferred by a financial product or acquire, dispose of, underwrite or convert a financial product (within the meaning of Article 41A of the Regulatory Law) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in the Abu Dhabi Global Market

This prospectus supplement is for distribution only to persons who (a) are outside the Abu Dhabi Global Market, or (b) are Authorised Persons or Recognised Bodies (as such terms are defined in the Financial Services and Markets Regulations 2015 (“FSMR”)), or (c) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. This document relates to an “Exempt Offer” within the meaning of section 61(3)(a) of the FSMR and Rule 4.3.1 of the Market Rules of the Financial Services Regulatory Authority or otherwise in circumstances which do not require the publication of an “Approved Prospectus” (as defined in section 61(2) of the FSMR).

LEGAL MATTERS

The validity of the notes is being passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas, as our counsel. Certain legal matters in connection with this offering are being passed upon for the underwriters by Latham  & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of HF Sinclair Corporation appearing in HF Sinclair Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of HF Sinclair Corporation’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 001-41325). Our SEC filings are available to the public through the Internet at the SEC’s website at http://www.sec.gov.

We make available free of charge on our Internet website at http://www.hfsinclair.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information on our website or any other website is not incorporated herein by reference, and does not constitute part of this prospectus supplement or the accompanying prospectus unless specifically so designated and filed with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated herein by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede information in this prospectus supplement and information previously filed with the SEC. Therefore, before you decide to invest in the notes, you should check for reports we may have filed with the SEC after the date of this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering. Nothing in this prospectus supplement shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit):

•

our Annual Report on Form 10-K for the year ended December 31, 2024, filed on February  20, 2025, including those portions of our definitive proxy statement on Schedule 14A, filed on April 1, 2025, incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, filed on May 1, 2025, and June 30, 2025, filed on July 31, 2025; and

•	our Current Reports on Form 8-K filed on January 8, 2025; January 23, 2025; January 24, 2025; April 3, 2025; May 15, 2025; and August 11, 2025.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents. Requests for such documents or exhibits should be directed to:

HF Sinclair Corporation

Attn: Executive Vice President, General Counsel

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

Telephone number: (214) 871-3555

PROSPECTUS

HF Sinclair Corporation

DEBT SECURITIES

COMMON STOCK

We may from time to time, in one or more offerings, offer and sell debt securities or common stock.

We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus provides you with only a general description of these securities and the manner in which we will offer these securities. The specific terms of any securities that we offer will, if not included in this prospectus or information incorporated by reference herein, be included in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “DINO.” The last reported sales price of our common stock on the NYSE on February 25, 2025 was $36.49 per share.

Investing in our securities involves risks. See “Risk Factors” on page 1 of this prospectus, as well as those contained in any accompanying prospectus supplement and the documents incorporated by reference herein or therein, for a discussion of factors you should consider before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2025.

References herein to HF Sinclair Corporation (“HF Sinclair”) include HF Sinclair and its consolidated subsidiaries. “Our,” “we” and “us” as used in this prospectus refer only to HF Sinclair Corporation and its consolidated subsidiaries or to HF Sinclair or to an individual subsidiary, as the context requires.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. This prospectus provides you with a general description of the securities that are registered hereunder that may be offered by us. The specific terms of the securities being offered, if not included in this prospectus or information incorporated by reference herein, will be provided in a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

Any prospectus supplement may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in any prospectus supplement. The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the Commission. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” and “Documents Incorporated by Reference” in both this prospectus and any prospectus supplement).

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

We are an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and lubricants and specialty products. We own and operate refineries located in Kansas, Oklahoma, New Mexico, Wyoming, Washington and Utah. We provide petroleum product and crude oil transportation, terminalling, storage and throughput services to our refineries and the petroleum industry. We market our refined products principally in the Southwest United States, the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states, and we supply high-quality fuels to more than 1,600 branded stations and license the use of the Sinclair brand at more than 300 additional locations throughout the country. We produce renewable diesel at two of our facilities in Wyoming and our facility in New Mexico. In addition, our subsidiaries produce and market base oils and other specialized lubricants in the United States, Canada and the Netherlands, and export products to more than 80 countries.

Our common stock is listed on the NYSE under the ticker symbol “DINO.” Our principal corporate offices are located at 2323 Victory Ave., Suite 1400, Dallas, Texas 75219 and our telephone number is (214) 871-3555.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the Commission (File No. 001-41325). Our filings with the Commission are available to the public through the Internet at the Commission’s website at http://www.sec.gov. You can also obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We make available free of charge on our Internet website at http://www.hfsinclair.com all of the documents that we file with the Commission as soon as reasonably practicable after we electronically file those documents with the Commission. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus unless specifically so designated and filed with the Commission.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to the documents we file with it. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede information in this prospectus and information previously filed with the Commission. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the Commission after the date of this prospectus.

We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) after the date of this prospectus until the offering of the securities terminates or we have filed with the Commission an amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold (other than information furnished and not filed with the Commission):

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 20, 2025 (File No. 001-41325);

•	our Current Reports on Form 8-K, filed on January 8, 2025, January 23, 2025 and January 24, 2025 (File No. 001-41325); and

•

the description of our common stock contained in Exhibit 4.1 to the Current Report on Form 8-K-12B , filed on March  14, 2022, and Exhibit 4.16 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 21, 2024 (File No. 001-41325), including any amendment or report filed for the purposes of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents. Requests for such documents or exhibits should be directed to:

HF Sinclair Corporation

Attn: Executive Vice President, General Counsel

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

Telephone number: (214) 871-3555

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and some of the documents we incorporate by reference contain certain “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “will,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot assure you that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•

the demand for and supply of feedstocks, crude oil and refined products, including uncertainty regarding the increasing societal expectations that companies address climate change and greenhouse gas emissions;

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products or lubricant and specialty products in our markets;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of crude oil, refined products or lubricant and specialty products;

•

the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, whether due to reductions in demand, accidents, unexpected leaks or spills, unscheduled shutdowns, infection in the workforce, weather events, global health events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, or political events or developments, terrorism, cyberattacks, vandalism or other catastrophes or disruptions affecting our operations, production facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing at our suppliers, customers, or third-party providers, and any potential asset impairments resulting from, or the failure to have adequate insurance coverage for or receive insurance recoveries from, such actions;

•

the effects of current and/or future governmental and environmental regulations and policies, including compliance with existing, new and changing environmental, health and safety laws and regulations, related reporting requirements and pipeline integrity programs;

•	the availability and cost of our financing;

•	the effectiveness of our capital investments and marketing strategies;

•	our efficiency in carrying out and consummating construction projects, including our ability to complete announced capital projects on time and within capital guidance;

•	our ability to timely obtain or maintain permits, including those necessary for operations or capital projects;

•

our ability to acquire complementary assets or businesses to our existing assets and businesses on acceptable terms and to integrate any existing or future acquired operations and realize the expected synergies of any such transaction on the expected timeline;

•	the possibility of vandalism or other disruptive activity, or terrorist or cyberattacks, and the consequences of any such activities or attacks;

v

•

uncertainty regarding the effects and duration of global hostilities, including shipping disruptions in the Red Sea, the Israel-Gaza and Hezbollah conflict, the Russia-Ukraine war, and any associated military campaigns which may disrupt crude oil supplies and markets for our refined products and create instability in the financial markets that could restrict our ability to raise capital;

•

general economic conditions, including uncertainties regarding trade policies, such as the imposition of tariffs, or economic slowdowns caused by a local or national recession or other adverse economic condition, such as periods of increased or prolonged inflation;

•	limitations on our ability to make future dividend payments or effectuate share repurchases due to market conditions and corporate, tax, regulatory and other considerations; and

•	other business, financial, operational and legal risks and uncertainties detailed from time to time in our Commission filings.

All forward-looking statements included in this prospectus and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Other factors described herein, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. You should not put undue reliance on any forward-looking statements. This summary discussion should be read in conjunction with the discussion of the known material risk factors and other cautionary statements under the heading “Risk Factors” included in this prospectus, any prospectus supplement, and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, each incorporated by reference herein. The forward-looking statements speak only as of the date made and, other than as required by securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider those risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2024, and our subsequently filed Annual Reports on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and those that may be included in any applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included or incorporated by reference in this prospectus, any prospectus supplement and the documents we incorporate by reference.

USE OF PROCEEDS

We currently have no identified use of proceeds for the securities that may be offered pursuant to this prospectus. Any such use of proceeds will be provided in the applicable prospectus supplement. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under that certain indenture, dated April 27, 2022, between us and Computershare Trust Company, N.A., as trustee, as supplemented from time to time, which we refer to herein as the “indenture.” We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete. For a complete description, we encourage you to read the indenture and any supplement thereto. We have filed the indenture as an exhibit to the registration statement of which this prospectus forms a part, and we will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the Commission in connection with that offering. Please read “Where You Can Find More Information” and “Documents Incorporated by Reference.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us,” “our” or “HF Sinclair” are references to HF Sinclair Corporation only.

Ranking

Unless otherwise specified in an applicable prospectus supplement, the debt securities will constitute senior debt and will rank equally with all of our other unsubordinated debt. The indenture does not limit the amount of debt securities that can be issued under the indenture or the amount of additional indebtedness we or any of our subsidiaries may incur. We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance. The trustee will authenticate and deliver debt securities executed and delivered to it by us as set forth in the indenture.

We are organized as a holding company that owns subsidiary companies. Our subsidiary companies conduct substantially all of our business. The holding company structure results in two principal risks:

•

Our subsidiaries may be restricted by contractual provisions or applicable laws from providing us the cash that we need to pay parent company debt service obligations, including payments on the debt securities.

•

In any liquidation, reorganization or insolvency proceeding involving us, your claim as a holder of the debt securities will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

Terms

The prospectus supplement relating to any series of debt securities we are offering will include specific terms relating to that offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	any interest rate, or the method of determining the interest rate, on the debt securities, the date from which interest will accrue, interest payment dates and record dates;

•	any right to defer interest payments by extending the interest payment periods and the duration of the extension;

•	if other than as set forth in this prospectus, the place or places where payments on the debt securities will be payable;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the debt securities;

•	any provisions for the remarketing of the debt securities;

•	any changes or additions to the events of default or covenants;

•

whether we will issue the debt securities in individual certificates to each holder in registered or bearer form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the denominations in which we will issue the debt securities, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the terms of any right to convert debt securities into shares of our common stock or other securities or property;

•	whether payments on the debt securities will be payable in foreign currency or currency units (including composite currencies) or another form;

•	any provisions that would determine the amount of principal, premium, if any, or interest, if any, on the debt securities by references to an index or pursuant to a formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•

the limitation, if any, on our right to pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or comparable equity interest; and

•	any other terms of the debt securities.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material U.S. federal income tax consequences applicable to those securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Restrictive Covenants

We have agreed to two principal restrictions on our activities for the benefit of holders of the debt securities. Unless waived or amended, the restrictive covenants summarized below will apply to a series of debt securities issued under the indenture as long as any of those debt securities is outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description terms that we have defined below under “—Glossary.”

Limitations on Liens

We have agreed that when any debt securities are outstanding, neither we nor any of our Principal Domestic Subsidiaries will create or assume any liens upon any Principal Property or Capital Stock of any of our Principal Domestic Subsidiaries to secure any indebtedness for money borrowed, unless the debt securities (and, if we so determine, any other indebtedness ranking equally with the debt securities) are secured equally and ratably with or prior to the indebtedness secured by the lien, for so long as such indebtedness is secured.

However, this covenant excludes the following liens (“Permitted Liens”):

•

subject to certain limitations, any lien created to secure all or part of the purchase price of any property or to secure a loan made to finance the acquisition of the property described in such lien or refinancings thereof within 24 months of the acquisition;

•

subject to certain limitations, any lien existing on any property at the time of its acquisition or any lien created on property acquired, constructed or improved by us not later than 24 months thereafter;

•

subject to certain limitations, any lien created in connection with the operation or use of any property acquired or constructed by us and created within 12 months after the acquisition, construction or commencement of full operations on the property, whichever is later;

•

subject to certain limitations, any lien existing on any property or stock or other equity interests of an entity at the time it is acquired by us or any Subsidiary, whether through merger, consolidation, purchase of assets or otherwise;

•

any mechanic’s or materialmen’s lien or any lien related to workmen’s compensation or other insurance, good faith deposits in connection with tenders or leases of real estate, bids or contracts, deposits to secure public or statutory obligations, deposits to secure or in lieu of surety, stay or appeal bonds and deposits as security for the payment of taxes or assessments or other similar charges, and liens arising in connection with statutory or contractual set-off provisions granted or arising in the ordinary course of business;

•	any lien arising by reason of deposits with or the giving of any form of security to any governmental agency, including for taxes and other governmental charges;

•	liens for taxes or charges which are not delinquent or are being contested in good faith;

•

liens due to zoning, planning and environmental laws and ordinances and governmental regulations; minor defects or irregularities in or encumbrances on the titles to properties which in the aggregate do not materially impair the use of our property; easements, exceptions or reservations in any of our property granted or reserved for the purpose of pipelines, roads, telecommunication equipment and cable, streets, alleys, highways, railroad purposes, the removal of oil, gas, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, facilities and equipment, which do not materially impair the use of our property, or materially detract from the value of the property subject thereto;

•	any judgment lien the execution of which has been stayed or which has been appealed and secured, and are being contested in good faith;

•	liens on property of any Subsidiary to secure obligations of such Subsidiary to us or another Subsidiary;

•	any lien on current assets created to secure indebtedness and letter of credit reimbursement obligations incurred in connection with the extension of working capital financing;

•	with respect to any series of debt securities, any lien existing on the date of the indenture or the supplemental indenture relating to such series of debt securities;

•

liens incurred in connection with the borrowing of funds, if such funds are used within 120 days to repay indebtedness of at least an equal amount secured by a lien on our property having a fair market value at least equal to the fair market value of the property securing the new lien;

•

liens securing industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America, or any State, or any department, agency, instrumentality or political subdivision of either; or

•	subject to certain limitations, the renewal, refunding or extension of maturity of certain liens described above.

Notwithstanding the preceding, we and any of our Principal Domestic Subsidiaries may create or assume any lien upon any Principal Property or Capital Stock of any of our Principal Domestic Subsidiaries to secure any indebtedness for money borrowed (other than debt securities issued under the indenture), which lien is not already excepted from this covenant as a Permitted Lien, without securing the debt securities, provided that the aggregate principal amount of all such indebtedness then outstanding secured by such lien and all other similar liens other than Permitted Liens, together with all Attributable Indebtedness then outstanding from sale/leaseback transactions, excluding sale-leaseback transactions permitted in the second and third paragraph under “—Limitations on Sale/Leaseback Transactions” below, does not exceed 15% of our Consolidated Adjusted Net Assets determined at the time of incurrence.

Limitations on Sale/Leaseback Transactions

We have agreed that, for so long as any debt securities are outstanding, neither we nor our Principal Domestic Subsidiaries will enter into any sale/leaseback transactions with regard to any Principal Property, providing for the leasing back to us or a Principal Domestic Subsidiary by a third party for a period of more than three years of such Principal Property which has been or is to be sold or transferred by us or such Principal Domestic Subsidiary to such third party or to any other person.

This covenant has exceptions that permit transactions of this nature under the following circumstances:

•

we would be entitled, pursuant to the “Limitations on Liens” covenant described above, to incur indebtedness secured by a lien on the property to be leased, without equally and ratably securing the debt securities then outstanding; or

•	within 12 months after the effective date of such sale/leaseback transaction, we apply an amount equal to the Attributable Indebtedness from such transaction:

•	to the voluntary retirement of Funded Debt, subject to certain limitations, or

•	to the direct or indirect acquisition, construction, improvement or expansion of another Principal Property, including through acquisition of a Principal Domestic Subsidiary.

In addition, we are permitted to enter into sale/leaseback transactions with Holly Logistic Services, L.L.C., Holly Energy Partners, L.P. and their respective Subsidiaries without any limitations.

Notwithstanding the preceding, we may, and may permit any of our Principal Domestic Subsidiaries to, enter into any sale/leaseback transaction that is not excepted above, provided that the Attributable Indebtedness from such sale/leaseback transaction, together with the aggregate principal amount of then outstanding indebtedness (other than debt securities issued under the indenture) secured by liens (other than Permitted Liens) upon Principal Properties, does not exceed 15% of our Consolidated Adjusted Net Assets determined at the time of such transaction.

Glossary

We define the following terms in the indenture. We use them here with the same definitions. Generally accepted accounting principles should be used to determine all items in this section, unless otherwise indicated.

“Attributable Indebtedness” when used with respect to any sale/leaseback transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights during the remaining term of the lease included in such sale/leaseback transaction including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

“Capital Stock” of any person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Consolidated Adjusted Net Assets” means the total amount of assets of us and our Subsidiaries, less (i) all current liabilities (excluding the amount of those liabilities that are by their terms extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and (ii) total prepaid expenses and deferred charges, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of us and our Subsidiaries, for the most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Funded Debt” means any indebtedness of us or our Subsidiaries which would, in accordance with generally accepted accounting principles, be classified as long-term debt or finance lease obligations, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

“Principal Domestic Subsidiary” means any Subsidiary (i) that has substantially all its assets in the United States and (ii) that owns a Principal Property.

“Principal Property” means any of our or our Subsidiaries’ refineries in the United States. This term excludes any refinery that in our opinion is not material to our and our Subsidiaries’ total business conducted as an entirety or any portion of a particular property that is similarly found not to be material to the use or operation of such property. This term also excludes any transportation or marketing facilities or assets.

“Subsidiary” means any entity of which at the time of determination we or one or more of our Subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock or the outstanding partnership or similar interests and any limited partnership (i) of which we or any one of our Subsidiaries is a general partner and (ii) which is consolidated with us for financial reporting purposes; provided that Holly Logistic Services, L.L.C. and Holly Energy Partners, L.P. and their respective Subsidiaries, for so long as Holly Energy Partners, L.P. is not wholly owned, directly or indirectly, by us, in each case shall be deemed not to be Subsidiaries.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s board of directors.

“wholly owned” means, when used with reference to an entity, an entity of which all of the outstanding Capital Stock (except for qualifying shares) or partnership or similar interests, as applicable, is owned by us or by one or more of our wholly owned Subsidiaries.

Reports

The indenture provides that we will file with the trustee, within 30 days after we are required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of said sections, then we will file with the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations and shall file a copy thereof with the trustee within 30 days after such supplementary and periodic information, documents and reports would have been required to be filed with the Commission.

For purposes of the section under the heading “—Reports”, any such document or report that we file with the Commission via the EDGAR system shall be deemed to be filed with the trustee at the time such documents are filed via EDGAR.

Any and all defaults or Events of Default arising from a failure to furnish or file in a timely manner any information or report required by the indenture shall be deemed cured (and we shall be deemed to be in compliance with the section under the heading “—Reports”) upon furnishing or filing such information or report as contemplated by this covenant (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the holders under the indenture if principal, premium, if any, and interest have been accelerated in accordance with the terms of the indenture and such acceleration has not been rescinded or cancelled prior to such cure.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates). The trustee shall have no duty to monitor or confirm, on a continuing basis or otherwise, our or any other person’s compliance with any of the covenants under the indenture, to determine whether such reports, information or documents are filed with the Commission (using the EDGAR filing system or any successor filing system of the Commission) or made publicly available on any website, to examine such reports, information, documents and other reports to ensure compliance with the provisions of the indenture, to ascertain the correctness or otherwise of the information or the statements contained therein or to participate in any conference calls.

Consolidation, Merger and Sale

The indenture provides that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

•	we are the continuing corporation, or

•

we are not the continuing corporation, but the successor is a corporation, partnership or trust organized and existing under the laws of any U.S. jurisdiction and assumes all of our obligations under the indenture and the debt securities; and

•	in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing under the indenture.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default under the indenture with respect to a series of debt securities issued under the indenture:

•	our failure to pay interest on any debt security of that series for 30 days;

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to make any sinking fund payment for any debt security of that series when due;

•

our failure to perform any of our other covenants or breach of any of our other warranties in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, and that failure continues for 60 days (or in the case of certain reporting obligations, 180 days) after written notice is given or received as provided in the indenture;

•	certain bankruptcy, insolvency or reorganization events involving us; and

•	any other event of default we may provide for that series.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal amount of and accrued interest on all the debt securities of that series to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and accrued interest on all the debt securities issued under the indenture will become immediately due and payable without any action on the part of the trustee or any holder.

After any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts;

•	any interest on overdue interest, to the extent legally permitted; and

•	all amounts due to the trustee under the indenture, and

•

all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.

In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee indemnity satisfactory to the trustee. Subject to this provision for indemnification, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

The indenture requires us to furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

We may modify or amend the indenture without the consent of any holders of the debt securities in certain circumstances, including to:

•	evidence the assumption of our obligations under the indenture and the debt securities by a successor;

•	add further covenants for the benefit of the holders;

•

cure any ambiguity or correct any defect or inconsistency in the indenture, or make any other provision that is not inconsistent with the indenture and does not adversely affect the interests of the holders in any material respect;

•	establish the form or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee; or

•	conform the indenture or any debt securities to the description thereof set forth in any prospectus or offering memorandum relating to the initial offering and sale of such debt securities.

We may modify or amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment. Without the consent of the holder of each outstanding debt security affected, however, no modification may:

•	change the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or the premium payable on, any debt security;

•	reduce the amount of principal of discounted debt securities payable upon acceleration of maturity due to an event of default;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security; or

•	reduce quorum or voting rights.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may waive past defaults by us under the indenture with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Discharge

We will be discharged from all obligations relating to any series of debt securities, except for certain surviving obligations to register the transfer or exchange of the debt securities and any right by the holders to receive additional amounts under the indenture if:

•	all debt securities of that series previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation, or

•

all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we irrevocably deposit with the trustee, in trust, sufficient money to pay the entire indebtedness of all the debt securities of that series on the dates the payments are due in accordance with the terms of the debt securities.

To exercise the right of deposit described above, we must pay all other sums payable under the indenture and deliver to the trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

Form, Exchange, Registration and Transfer

Unless we inform you otherwise in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Debt securities will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms in such authorized denominations as may be requested. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any transfer or exchange of the debt securities. We may, however, require payment of any tax or other governmental charge payable for the registration of the transfer or exchange.

We will appoint the trustee as security registrar for the debt securities. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional offices or agencies for transfers and exchanges of any series of debt securities.

We will not be required to:

•

issue, register the transfer of or exchange debt securities of a series during a period beginning 15 business days prior to the day of mailing of a notice of redemption of debt securities of that series selected for redemption and ending on the close of business on the day of mailing of the relevant notice, or

•	register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, principal and interest will be payable, and the debt securities will be transferable and exchangeable, at the office or offices of the trustee or any paying agent we designate. At our option, we will pay interest on the debt securities by check mailed to the holder’s registered address or by wire transfer for global debt securities. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the persons in whose name the debt securities are registered at the close of business on the record date for each interest payment date.

In most cases, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment.

Book-Entry and Settlement

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. The prospectus supplement will describe:

•

any circumstances under which beneficial owners may exchange their interests in a global debt security for certificated debt securities of the same series with the same total principal amount and the same terms;

•	the manner in which we will pay principal of and any premium and interest on a global debt security; and

•	the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Notices

Notices to holders will be given by mail to the addresses of such holders as they appear in the security register.

Governing Law

New York law will govern the indenture and the debt securities.

The Trustee

Computershare Trust Company, N.A. is the trustee under the indenture.

If an event of default occurs and is continuing, the trustee will be required in the exercise of its rights and powers to use the degree of care and skill of a prudent person under the circumstances in the conduct of his own affairs. The trustee may resign at any time or the holders of a majority in principal amount of the debt securities may remove the trustee. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any reason, we will appoint a successor trustee in accordance with the provisions of the indenture.

If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any claim, as security or otherwise. The trustee may engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict, resign or obtain permission of the Commission to continue as trustee, as required under the Trust Indenture Act of 1939.

DESCRIPTION OF COMMON STOCK

We have summarized selected aspects of our common stock below. The summary is not complete. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated by-laws which are exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our authorized common stock consists of 320,000,000 shares, par value $0.01 per share.

Dividend Rights

Each share of our common stock is entitled to participate equally in dividends as and when declared by our Board of Directors. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to them. Holders of our common stock do not have cumulative voting rights, meaning that holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so.

Liquidation Rights

If we liquidate or dissolve our business, whether voluntarily or involuntarily, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders, if any, receive their distributions.

Other Matters

The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

Anti-Takeover Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated by-laws summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for our common stock.

Preferred Stock

Our authorized preferred stock consists of 5,000,000 shares, par value $1.00 per share, issuable in series. Our Board of Directors can, without action by stockholders, issue one or more series of preferred stock. Our Board of Directors can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

Stockholder Proposals and Director Nominations

Our stockholders can submit stockholder proposals and nominate candidates for our Board of Directors if the stockholders follow advance notice procedures described in our amended and restated by-laws. Generally, stockholders must submit a written notice between 90 and 120 days before the first anniversary of the date of our previous year’s annual stockholders’ meeting.

The notice must set forth specific information regarding the stockholder and the proposal or director nominee, as described in our amended and restated by-laws. These requirements are in addition to those set forth in the regulations adopted by the Commission under the Exchange Act.

Proxy Access

Our amended and restated by-laws permit a stockholder, or a group of up to 20 stockholders (with funds having specified relationships constituting a single stockholder), owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board of Directors (rounded down to the nearest whole number), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our amended and restated by-laws and subject to the other terms and conditions set forth in our amended and restated by-laws. A stockholder’s proxy access notice must be submitted not less than 120 calendar days before the first anniversary of the date our proxy statement was released to stockholders for the previous year’s annual stockholders’ meeting.

Stockholder Meetings; Action by Written Consent

Pursuant to our amended and restated by-laws, special meetings of stockholders may be called by the Chief Executive Officer or at the request in writing of a majority of our Board of Directors, a majority of the Executive Committee of HF Sinclair, or of stockholders owning at least twenty-five percent (25%) of the outstanding shares of our common stock; provided, however, that each such stockholder (i) is a stockholder of record at the time such stockholder gives the notice required under our amended and restated by-laws and at the time of the special meeting of stockholders, (ii) is entitled to vote at such special meeting of stockholders, and (iii) complies with the notice and other procedures set forth in our amended and restated by-laws. Such notice must include the same information required for a stockholder proposal and be submitted to our Board of Directors as described in our amended and restated by-laws. At any special meeting of the stockholders, only such nominations or business may be conducted or considered as shall have been properly brought before the special meeting pursuant to the notice of meeting as described in our amended and restated by-laws.

Our stockholders may act by written consent without a meeting, subject to the requirements in our amended and restated by-laws for setting a record date for the written consent. Any stockholder seeking to have the stockholders authorize or take corporate action must request that our Board of Directors fix a record date. Such notice must include the same information required for a stockholder proposal and be submitted to our Board of Directors as described in our amended and restated by-laws.

Size of Board and Vacancies; Removal

Our amended and restated by-laws provide that our Board of Directors will consist of between three and fourteen directors, as determined by resolution of the Board of Directors. Directors are elected to hold office until the next annual meeting. Vacancies on our Board of Directors shall be filled by a majority of the directors then in office.

Our amended and restated by-laws provide that at any meeting of the stockholders called for the purpose any director may, by vote of stockholders entitled to cast a majority of the votes then entitled to vote in the election of directors, be removed from office with or without cause.

Delaware Anti-takeover Statute

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless one of the following is satisfied:

•	before that person became a 15% stockholder, our Board of Directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the stockholder becoming a 15% stockholder, the stockholder owned at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); and

•

after the transaction in which that person became a 15% stockholder, the business combination is approved by our Board of Directors and authorized at a stockholders’ meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

Under Section 203 of the DGCL, these restrictions do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of such directors.

Other Provisions

Our amended and restated by-laws provide that our amended and restated by-laws may be amended or repealed, or new by-laws may be adopted, only by the affirmative vote of the holders of not less than a majority of the stock issued and outstanding and entitled to vote at any regular or special meeting of the stockholders, if notice of the proposed alteration or amendment be contained in the notice of meeting, or by the affirmative vote of a majority of our Board of Directors.

Our amended and restated certificate of incorporation also provides that our Board of Directors is expressly authorized to amend or repeal our amended and restated by-laws.

Listing

Our common stock is listed on the NYSE and trades under the symbol “DINO.”

Transfer Agent and Registrar

EQ Shareowner Services is our transfer agent and registrar.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We will include in the prospectus supplement the names of the principal underwriters and the amounts underwritten.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 (the “Securities Act”) with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

We may engage in at-the-market offerings and offer our securities into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act on the terms described in the prospectus supplement relating thereto. Underwriters, dealers, and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

Each series of offered securities will be a new issue and, other than our common stock, which is listed on the NYSE, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., Dallas, Texas, as our legal counsel. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of HF Sinclair Corporation appearing in HF Sinclair Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of HF Sinclair Corporation’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$500,000,000

HF Sinclair Corporation

    5.500% Senior Notes due 2032

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup

Scotiabank

TD Securities

Truist Securities

Barclays

BofA Securities

Citizens Capital Markets

Mizuho

MUFG

PNC Capital Markets LLC

SMBC Nikko

Wells Fargo Securities

Co-Managers

Comerica Securities

Goldman Sachs & Co. LLC

August 11, 2025